UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2006

TIER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23195	94-3145844
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10780 Parkridge Blvd., 4th Floor Reston, Virginia		20191
(Address of principal executive offices)		(Zip Code)

(571) 382-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On May 16, 2006, Tier Technologies, Inc. (the “Company”) received a Nasdaq Staff Determination letter indicating that the Company is not in compliance with the Nasdaq requirements for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14) as a result of the Company’s failure to file its Form 10-Q for the quarter ended March 31, 2006. This Staff Determination letter is formal notification that the Nasdaq Listing Qualifications Panel (the “Panel”) will consider this matter in rendering a determination regarding the Company’s continued listing on the Nasdaq National Market.

As previously disclosed, the Company anticipated receiving this letter due to the referenced filing delay. This Staff Determination letter is formal notification that the Panel will consider this matter in rendering a determination regarding the Company’s continued listing on the Nasdaq National Market. As indicated in its May 11, 2006 press release, the Company expects to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, no later than June 30, 2006. The Company has factored the delayed filing of this report into its compliance plan submitted to the Panel that presided over its February 2, 2006 hearing. While the Company expects the Panel to grant it this extension, the Company can provide no assurance that it will do so, and its failure to do so could result in the delisting of the Company’s common stock from Nasdaq.

On May 18, 2006, the Company issued a press release, attached to this Current Report on Form 8-K as Exhibit 99.1, reporting that the Company received the letter from the Nasdaq Stock Market described in this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIER TECHNOLOGIES, INC.

By:	/S/ DAVID E. FOUNTAIN
Name: David E. Fountain
Title: Chief Financial Officer

Date: May 18, 2006

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 18, 2006